Exhibit 99.(a)(1)(v)

Offer to Purchase for Cash
By
GP STRATEGIES CORPORATION

Of Up to $80 Million in Value of Shares of its Common Stock
At a Purchase Price Not Greater than $29.00 per Share
Nor Less Than $26.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 29, 2014, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 2, 2014

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 2, 2014 (the “Offer to Purchase”), and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by GP Strategies Corporation, a Delaware corporation (“GP Strategies”), to purchase for cash up to $80 million in value of shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $29.00 nor less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

GP Strategies will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. GP Strategies will select the lowest purchase price, not greater than $29.00 nor less than $26.00 per Share (such purchase price, the “Final Purchase Price”), that will allow it to purchase $80 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. If, based on the Final Purchase Price, Shares having an aggregate value of less than $80 million are properly tendered and not properly withdrawn, GP Strategies will buy all Shares properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, GP Strategies may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $80 million are properly tendered and not properly withdrawn. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. Shares not purchased in the Offer will be returned to the tendering stockholders at GP Strategies’ expense promptly after the Expiration Date.

GP Strategies reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, in each case subject to applicable law. GP Strategies reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, in each case subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $80 million (or such greater amount as GP Strategies may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn before the Expiration Date, GP Strategies will purchase Shares in the following order of priority: (i) first, from all holders of “odd lots” of fewer than 100 Shares who properly tender all their Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); (ii) second, from all other stockholders who properly tender Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) third, only if necessary to permit GP Strategies to purchase $80 million in value of Shares (or such greater amount as GP Strategies may elect to pay, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) and who have not properly withdrawn them before the Expiration Date, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that GP Strategies will not purchase all of the Shares tendered by a stockholder even if such stockholder tenders its Shares at or below the Final Purchase Price. GP Strategies will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at GP Strategies’ expense, promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7 of the Offer to Purchase.

GP Strategies’ directors and executive officers have advised GP Strategies that they intend to tender Shares in the Offer. See Section 11 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.

You may tender your Shares at prices not greater than $29.00 nor less than $26.00 per Share, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes and without interest. Prices may be specified in increments of $0.10.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer, proration period and withdrawal rights will expire at the end of the day, 12:00 midnight, New York City time, on September 29, 2014, unless GP Strategies extends the Offer.

4.

The Offer is for up to $80 million in value of Shares. At the maximum Final Purchase Price of $29.00 per Share, GP Strategies could purchase 2,758,621 Shares if the Offer is fully subscribed, which would represent approximately 14.4% of GP Strategies’ issued and outstanding Shares as of August 29, 2014. At the minimum Final Purchase Price of $26.00 per Share, GP Strategies could purchase 3,076,923 Shares if the Offer is fully subscribed, which would represent approximately 16.1% of GP Strategies’ issued and outstanding Shares as of August 29, 2014.

5.	Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to GP Strategies or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on GP Strategies’ purchase of Shares under the Offer.

6.

If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7.

If you are an odd lot holder and you instruct us to tender on your behalf all such Shares at or below the Final Purchase Price before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, GP Strategies will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Final Purchase price and not properly withdrawn.

8.

If you wish to condition your tender upon the purchase of all Shares tendered or upon GP Strategies’ purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. If, based on the Final Purchase Price, it is necessary to permit GP Strategies to purchase $80 million in value of Shares (or such greater amount as GP Strategies may elect to pay, subject to applicable law), GP Strategies will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT THE END OF THE DAY, 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 29, 2014, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of GP Strategies. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of GP Strategies residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 2, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by GP Strategies Corporation, a Delaware corporation (“GP Strategies”), to purchase for cash up to $80 million in value of shares of its common stock, $0.01 par value per share (the “Shares”), at a price not greater than $29.00 nor less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to GP Strategies the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The Undersigned:

___________ Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders Shares at the Final Purchase Price as shall be determined by GP Strategies in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that GP Strategies will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the Final Purchase Price determined by GP Strategies in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $26.00 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $26.00.

(2)	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in GP Strategies purchasing none of the Shares tendered hereby if the Final Purchase Price determined by GP Strategies for the Shares is less than the price checked below.

☐ $26.00	☐ $26.80	☐ $27.60	☐ $28.40
☐ $26.10	☐ $26.90	☐ $27.70	☐ $28.50
☐ $26.20	☐ $27.00	☐ $27.80	☐ $28.60
☐ $26.30	☐ $27.10	☐ $27.90	☐ $28.70
☐ $26.40	☐ $27.20	☐ $28.00	☐ $28.80
☐ $26.50	☐ $27.30	☐ $28.10	☐ $28.90
☐ $26.60	☐ $27.40	☐ $28.20	☐ $29.00
☐ $26.70	☐ $27.50	☐ $28.30

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS

(See Instruction 15 to the Letter of Transmittal)

To be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 Shares.

The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐

is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of the Shares beneficially owned by each such person.

In addition, the undersigned is tendering Shares either (check one box):

☐	at the Final Purchase Price as shall be determined by GP Strategies in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share); or

☐	at the price per Share indicated above under the caption “Shares Tendered at Price Determined by Stockholder” in the section entitled “Price (In Dollars) Per Share At Which Shares Are Being Tendered.”

CONDITIONAL TENDER

(See Instruction 14 to the Letter of Transmittal)

A stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least the minimum number of Shares indicated below is purchased by GP Strategies pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and GP Strategies urges stockholders to read carefully Section 13 of the Offer to Purchase and consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased, if any are purchased, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, GP Strategies may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

GP Strategies’ board of directors has approved the Offer. However, neither GP Strategies, nor any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any stockholder may choose to tender Shares. Neither GP Strategies, any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.

SIGNATURE

Signature(s)

Name(s)
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Phone Number (including Area Code):

Date: